EXHIBIT 99.1

Logility Reports Preliminary Third Quarter
of Fiscal Year 2008 Results

Company Reports 11th Consecutive Quarter of Profitability

ATLANTA (March 4, 2008)/PRNewswire-FirstCall/ -- Logility, Inc. (NASDAQ: LGTY), a leading supplier of collaborative solutions to optimize the supply chain, today announced financial results for the third quarter of fiscal year 2008, achieving 11 consecutive quarters of profitability.

Key third quarter financial highlights include:

•	Total revenues for the quarter ended January 31, 2008 were $9.9 million, a decrease of 12% over the third quarter of fiscal 2007;

•	Software license fees for the quarter ended January 31, 2008 were $2.3 million, a decrease of 40% over the third quarter of fiscal 2007;

•	Services and other revenues for the quarter ended January 31, 2008 were $1.9 million, an increase of 9% over the third quarter of fiscal 2007;

•	Maintenance revenues for the quarter ended January 31, 2008 were $5.7 million, an increase of 1% over the third quarter of fiscal 2007; and

•
Operating earnings for the quarter ended January 31, 2008 were approximately $0.7 million, a decrease of 75% compared to operating earnings for the third quarter of fiscal 2007; operating earnings for the third quarter ended January 31, 2008 included a non-cash write-down of capitalized software development costs of $1.2 million.

GAAP net earnings were $835,000 or $0.06 earnings per fully diluted share for the third quarter of fiscal 2008 compared to net earnings of $2.0 million or $0.15 earnings per fully diluted share for the third quarter of fiscal 2007. Adjusted net earnings, which exclude stock option compensation expense, acquisition-related amortization of intangibles expense and write-down of capitalized software costs, for the quarter ended January 31, 2008 were $1.8 million or $0.13 earnings per fully diluted share compared to adjusted net earnings of $2.1 million or $0.16 earnings per fully diluted share for the same period last year.

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Logility Reports Third Quarter and Fiscal Year 2008 Results	Page 2

Total revenues for the nine months ended January 31, 2008 were $33.0 million or a 7% increase compared to the comparable period last year. Software license fees for the nine months were $10.4 million or a 1% decrease compared to the same period last year. Services and other revenues were $6.0 million or a 25% increase compared to the same period last year. Maintenance revenues were $16.6 million or a 7% increase compared to the same period last year. For the nine months ended January 31, 2008, the Company reported operating earnings of approximately $5.9 million, a 9% increase compared to operating earnings of $5.4 million for the same period last year; operating earnings for the nine months ended January 31, 2008 included a non-cash write-down of capitalized software development costs of $1.2 million.

GAAP net earnings were approximately $4.4 million or $0.33 per fully diluted share for the nine months ended January 31, 2008 compared to net earnings of $4.0 million or $0.30 per fully diluted share for the same period last year. Adjusted net earnings, which for the current period exclude stock option compensation expense, acquisition-related amortization of intangibles expense, a non-cash tax valuation adjustment, and write-down of capitalized software costs, for the nine months ended January 31, 2008 were $5.7 million or $0.42 earnings per fully diluted share compared to net earnings of $4.4 million or $0.33 earnings per fully diluted share the same period last year, which exclude stock option compensation expense and acquisition related amortization of intangibles expense.

The Company is including adjusted net earnings and adjusted net earnings per share in the summary financial information provided with this press release as supplemental information relating to its operating results. This financial information is not in accordance with, or an alternative for, GAAP and may be different from non-GAAP net earnings and non-GAAP per share measures used by other companies. The Company believes that this presentation of adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations.

The overall financial condition of the Company remains strong, with cash and investments of approximately $41.4 million as of January 31, 2008. This is approximately a $1.7 million sequential increase in cash and investments compared to October 31, 2007 and approximately a $9.5 million increase compared to January 31, 2007.

“While disappointed in our software license revenue for the quarter, our other financial metrics posted solid results and our overall business remains healthy,” noted Mike Edenfield, Logility president and CEO. “With our large, satisfied customer base and significant recurring revenues, we remain optimistic about our opportunities in 2008.”

“The increased discipline and efficiency that Demand Solutions and Logility Voyager Solutions provide gives manufacturing, wholesale, retail and logistics organizations the opportunity to significantly improve cash flow and gain greater financial flexibility,” continued Edenfield. “Logility’s supply chain solutions help effectively synchronize global market demand with supply and distribution to enable a competitive advantage.”

Logility Reports Third Quarter and Fiscal Year 2008 Results	Page 3

Highlights for the third quarter of fiscal 2008 include:

Customers:

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Notable new and existing customers placing orders with the Company in the third quarter include: Arch Chemicals, Bob’s Furniture, GST Autoleather, Huhtamaki LTD, Johnson Diversey Japan, PPG Industries Europe, Puma, Unilever UK Ltd., and Yurman Design.

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During the quarter, software license agreements were signed with customers located in 14 countries including: Australia, Canada, China, Ireland, Italy, Japan, Norway, Pakistan, Singapore, South Africa, Sweden, Switzerland, the United Kingdom, and the United States.

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Logility announced that Verizon Wireless, the leader in delivering wireless communication innovations to the mass market, has selected Logility Voyager Solutions™ to strengthen its supply chain by improving inventory, demand and sales and operations planning.

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Logility announced Intertape Polymer Group’s success implementing Logility Voyager Solutions which has helped Intertape Polymer Group quickly gain visibility and flexibility in its supply chain. As a result of the implementation, Intertape Polymer Group has increased demand visibility, created a more proactive supply chain and refined its inventory and replenishment planning processes.

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Logility customer A.O. Smith Water Products was featured in AberdeenGroup’s “Demand Management in Discrete Industries” benchmark report for its success in building a lean manufacturing initiative that focuses on better demand management which has led to reduced inventory, more proactive response to demand fluctuations, improved customer service and increased collaboration through an a streamlined sales and operations planning process.

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Logility announced Connections 2008: Saddle Up for Supply Chain Success to be held May 14-16 in San Antonio, TX. The conference will give customers and attendees the opportunity to network and share ideas with fellow supply chain professionals, and gain the latest insight from industry experts and peers on how to leverage best practices for global supply chain success.

Logility Products and Technology:

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Demand Management, Inc. (DMI), a wholly-owned subsidiary of the Company, announced integration of the Demand Solutions® planning suite with Microsoft Dynamics™ GP and Microsoft Dynamics NAV. The integration is in response to significant overlap among Demand Solutions and Microsoft Dynamics GP and Microsoft Dynamics’ NAV customer profiles. Demand Management, Inc. also announced plans to adopt Microsoft’s next generation technology platform, including Microsoft SQL Server 2008, Microsoft Vista Ribbon Technology and .NET 3.0/3.5, for all future Demand Solutions product offerings. Demand Management and Microsoft share existing and potential customers in small and midsize enterprises.

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Food Logistics magazine named both Logility and Demand Management, Logility’s wholly-owned subsidiary, to the FL100, an annual listing of the Top 100 technology suppliers to the food industry. The FL100 consists of technology and solution providers that are helping food, beverage and consumer packaged goods companies to transform their supply chains and gain a competitive supply chain advantage. Logility was honored to be recognized in the FL100 for the fourth consecutive year. The FL100 is printed as the cover story for the November/December 2007 issue of Food Logistics and is featured on the www.foodlogistics.com website.

Logility Reports Third Quarter and Fiscal Year 2008 Results	Page 4

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Logility received multiple Readers’ Choice Awards for the eighth consecutive year by Consumer Goods Technology magazine. Logility was ranked as a top three solution provider for supply chain planning and supply chain execution and also ranked number two for customer experience in both categories by Consumer Goods Technology readers.

About Logility

With more than 1,250 customers worldwide, Logility is a leading provider of collaborative supply chain planning solutions that help small, medium, large and Fortune 1000 companies realize substantial bottom-line results in record time. Logility Voyager Solutions feature performance monitoring capabilities in a single Internet-based framework and provide supply chain visibility; demand, inventory and replenishment planning; sales and operations planning; supply and global sourcing optimization; transportation planning and execution; and warehouse management. Demand Solutions provide forecasting, demand planning and point-of-sale analysis for maximizing profits in manufacturing, distribution and retail operations. Logility customers include Avery Dennison Corporation, Brown Shoe Company, BP (British Petroleum), Hyundai Motor America, Leviton Manufacturing Company, McCain Foods, Pernod Ricard, Remington Products Company, Sigma Aldrich, Under Armour Performance Apparel and VF Corporation. Logility is a majority-owned subsidiary of American Software (NASDAQ: AMSWA). For more information about Logility, call 1-800-762-5207 or visit http://www.logility.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company's products and services including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the challenges and risks associated with integration of acquired product lines and companies; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company's revenues. For further information about risks the Company could experience as well as other information, please refer to the Company's Form 10-K for the year ended April 30, 2007 and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact Vincent C. Klinges, Chief Financial Officer, Logility, Inc., 470 East Paces Ferry Rd., Atlanta, GA 30305, (404) 261-9777. FAX: (404) 264-5206; INTERNET: www.logility.com or E-mail: askLogility@logility.com.

Logility is a registered trademark and Logility Voyager Solutions is a trademark of Logility. Demand Solutions is a registered trademark of Demand Management, Inc., a wholly-owned subsidiary of Logility, Inc.. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.

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Logility Reports Third Quarter and Fiscal Year 2008 Results	Page 5

LOGILITY, INC.
Consolidated Statements of Operations Information
(In thousands, except per share data)
(Unaudited)

	Third Quarter Ended			Nine Months Ended
	January 31,			January 31,
			Pct			Pct
	2008	2007	Chg.	2008	2007	Chg.
Revenues:
License	$2,333	$3,900	(40%)	$10,409	$10,544	(1%)
Services & other	1,933	1,773	9%	5,985	4,775	25%
Maintenance	5,665	5,623	1%	16,636	15,589	7%
Total Revenues	9,931	11,296	(12%)	33,030	30,908	7%

Cost of Revenues:
License	1,364	1,318	3%	4,518	4,192	8%
Services & other	853	879	(3%)	2,898	2,570	13%
Maintenance	1,261	1,229	3%	3,609	3,675	(2%)
Write-down of capitalized software development costs	1,196	-	nm	1,196	-	nm
Total Cost of Revenues	4,674	3,426	36%	12,221	10,437	17%
Gross Margin	5,257	7,870	(33%)	20,809	20,471	2%
Operating expenses:
Research and development	1,719	1,868	(8%)	5,544	5,391	3%
Less: capitalized development	(480)	(495)	(3%)	(1,635)	(1,678)	(3%)
Sales and marketing	2,402	2,378	1%	7,279	7,310	0%
General and administrative	853	1,381	(38%)	3,484	3,821	(9%)
Acquisition related amortization of intangibles	88	88	0%	263	263	0%

Total Operating Expenses	4,582	5,220	(12%)	14,935	15,107	(1%)
Operating Earnings	675	2,650	(75%)	5,874	5,364	10%
Interest Income & Other, Net	538	456	18%	1,451	1,226	18%
Earnings Before Income Taxes	1,213	3,106	(61%)	7,325	6,590	11%
Income Tax Expense	378	1,111	(66%)	2,971	2,559	16%
Net Earnings	$835	$1,995	(58%)	$4,354	$4,031	8%
Earnings per common share:
Basic	$0.06	$0.15	(60%)	$0.34	$0.31	10%
Diluted	$0.06	$0.15	(60%)	$0.33	$0.30	10%

Weighted Average Number of Common Shares:
Basic	12,964	12,898		12,950	12,897
Diluted	13,336	13,220		13,372	13,247

Reconciliation of Adjusted Net Earnings:
Net Earnings	$835	$1,995		$4,354	$4,031
Acquisition related amortization of intangibles(1)	61	57		156	161
Stock-based compensation (1)	69	55		165	177
Write-down of capitalized software development costs (1)	823	-		710	-
Tax valuation adjustment (non-cash)	-	-		283	-
Adjusted net earnings	$1,788	$2,107	(15%)	$5,668	$4,369	30%

Adjusted Net Earnings per Share - Diluted	$0.13	$0.16	(19%)	$0.42	$0.33	27%

(1) - Tax affected
nm- not meaningful

Logility Reports Third Quarter and Fiscal Year 2008 Results	Page 6

Consolidated Balance Sheet Information
(in thousands)
(Unaudited)
	January 31,	April 30,
	2008	2007

Cash and Short-term investments	$41,372	$32,316
Accounts Receivable:
Billed	6,308	7,764
Unbilled	977	1,412
Total Accounts Receivable, net	7,285	9,176
Deferred Tax Assets	486	1,361
Due from ASI	-	1,167
Prepaids & Other Current Assets	2,409	1,995
Current Assets	51,552	46,015

PP&E, net	453	436
Capitalized Software, net	4,595	6,042
Goodwill	5,809	5,809
Other Intangibles, net	965	1,288
Non-current Assets	61	67
Total Assets	$63,435	$59,657

Accounts Payable	$398	$275
Other Current Liabilities	2,898	5,680
Due to ASI	1,633	-
Deferred Revenues	11,329	11,350
Current Liabilities	16,258	17,305

Deferred Tax Liability	1,792	1,940
Shareholders' Equity	45,385	40,412

Total Liabilities & Shareholders' Equity	$63,435	$59,657